CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Saturna Investment Trust and to the use of our reports dated January 28, 2022 on the financial statements and financial highlights of the Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Core Fund, Sextant Global High Income Fund, Sextant Growth Fund, Sextant International Fund, Saturna Sustainable Equity Fund, Saturna Sustainable Bond Fund and Idaho Tax-Exempt Fund, each a series of shares of Saturna Investment Trust. Such financial statements and financial highlights appear in the 2021 Annual Reports to Shareholders, which are incorporated by reference.

/s/     TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 30, 2022